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                  [MARTEK BIOSCIENCES CORPORATION LETTERHEAD]



FOR IMMEDIATE RELEASE                   Contact:
                                        Pete Buzy
                                        Chief Financial Officer or
                                        Gregg Lampf
                                        Corporate Communications
                                        (410) 740-0081

               MARTEK ANNOUNCES $20.5 MILLION PRIVATE FINANCING

COLUMBIA, MD, APRIL 27, 1998--Martek Biosciences Corporation (NASDAQ: MATK) today announced that it has received a $20.5 million financing commitment from accredited investors lead by Vector Fund Management. Under the terms of the private financing, Martek sold 655,563 shares of its common stock and issued warrants to purchase 196,669 shares of common stock for an aggregate consideration of $10,250,000. The price per share for the common stock was equal to the average closing price of Martek's common stock for the thirty trading days ending April 24, 1998. The investors have also agreed to a two-year funding commitment to provide up to an additional $10.25 million in financing, at the sole discretion of the Company, but subject to certain conditions, in the form of common stock and warrants.

The warrants have a three-year term and are exercisable at $18.76, a 20% premium over the average stock price for the thirty trading days ending April 24, 1998. The investors will also receive warrants to purchase common stock if Martek does not use the additional financing availability during the two-year funding commitment period. Hambrecht & Quist LLC served as an advisor to the Company in connection with this private placement, which was made pursuant to Regulation D of the Securities Act of 1933.

The net proceeds from the sale of these securities will provide the Company with additional resources for the continued development and marketing of its products. These securities have not been registered under the Securities Act of 1933, as amended or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or an exemption from such registration or qualification is available.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company's products include: (1) specialty, edible oils for infant formula, nutritional supplements and foods which play a central role in the development of the eyes and central nervous system; (2) high value reagents to visualize molecular interactions for drug discovery and development and; (3) new, powerful fluorescent markers for diagnostics, rapid, miniaturized screening, and gene and protein detection.